   EXHIBIT 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Schawk, Inc.

We have audited the accompanying consolidated balance sheets of Schawk, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of Schawk Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Schawk, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
March 5, 2014

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$6,171	$9,651
Trade accounts receivable, less allowance for doubtful accounts of $2,040 in 2013 and $2,052 in 2012	96,559	91,234
Unbilled services	18,095	20,924
Prepaid expenses and other current assets	8,584	10,100
Income tax receivable	2,053	3,032
Deferred income taxes	1,227	235
Current assets of discontinued operations	--	3,854
Total current assets	132,689	139,030

Property and equipment, net	59,003	60,583
Goodwill, net	201,913	211,903
Other intangible assets, net:
Customer relationships	24,035	28,781
Other	461	633
Deferred income taxes	4,218	5,983
Other assets	8,222	6,771
Long term assets of discontinued operations	--	5,137

Total assets	$430,541	$458,821

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$17,132	$17,833
Accrued expenses	51,137	55,218
Deferred income taxes	215	2,175
Income taxes payable	3,902	609
Current portion of long-term debt	1,266	4,262
Current liabilities of discontinued operations	--	1,134
Total current liabilities	73,652	81,231

Long-term liabilities:
Long-term debt	56,636	78,724
Deferred income taxes	8,759	2,044
Other long-term liabilities	40,647	44,875
Long-term liabilities of discontinued operations	--	1,164
Total long-term liabilities	106,042	126,807

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 31,321,010 and 31,172,666 shares issued at December 31, 2013 and 2012, respectively, 26,226,303 and 26,113,544 shares outstanding at December 31, 2013 and 2012, respectively	229	227
Additional paid-in capital	213,247	209,556
Retained earnings	92,000	93,897
Accumulated other comprehensive income, net	10,605	11,859
Treasury stock, at cost, 5,094,707 and 5,059,122 shares of common stock at December 31, 2013 and 2012, respectively	(65,234)	(64,756)
Total stockholders’ equity	250,847	250,783

Total liabilities and stockholders’ equity	$430,541	$458,821

The Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

Schawk, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)

	Years Ended December 31,
	2013	2012	2011

Net revenues	$442,640	$441,282	$427,421

Operating expenses:
Cost of services (excluding depreciation and amortization)	270,559	279,901	265,333
Selling, general, and administrative expenses (excluding depreciation and amortization)	118,706	120,006	107,534
Depreciation and amortization	18,136	17,416	16,331
Business and systems integration expenses	7,488	12,086	8,467
Acquisition integration and restructuring expenses	1,774	5,256	1,438
Foreign exchange loss	1,286	1,823	1,112
Impairment of long-lived assets	502	4,281	40
Multiemployer pension withdrawal expense	--	31,480	1,846
Operating income (loss)	24,189	(30,967)	25,320

Other income (expense):
Interest income	255	129	59
Interest expense	(4,324)	(3,652)	(5,270)

Income (loss) from continuing operations before income taxes	20,120	(34,490)	20,109
Income tax provision (benefit)	6,902	(10,872)	697
Income (loss) from continuing operations	13,218	(23,618)	19,412
Income (loss) from discontinued operations, net of tax	(6,693)	202	1,199
Net income (loss)	$6,525	$(23,416)	$20,611

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.50	$(0.91)	$0.75
Income (loss) from discontinued operations	(0.25)	0.01	0.05
Net income (loss) per common share	$0.25	$(0.90)	$0.80

Diluted:
Income (loss) from continuing operations	$0.50	$(0.91)	$0.74
Income (loss) from discontinued operations	(0.25)	0.01	0.05
Net income (loss) per common share	$0.25	$(0.90)	$0.79
Weighted average number of common and common equivalent shares outstanding:
Basic	26,286	25,924	25,790
Diluted	26,354	25,924	26,080

Dividends per Class A common share	$0.32	$0.32	$0.32

Net income (loss)	$6,525	$(23,416)	$20,611
Foreign currency translation adjustments	(1,117)	2,779	(2,167)
Pension liability adjustments	(137)	--	--

Comprehensive income (loss)	$5,271	$(20,637)	$18,444

The Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

Schawk, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$6,525	$(23,416)	$20,611
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14,713	13,709	12,892
Amortization	4,108	5,208	5,165
Impairment of long-lived assets	502	4,356	40
Non-cash restructuring charge	--	246	287
Deferred income taxes	4,123	(10,524)	(1,159)
Amortization of deferred financing fees	262	301	606
Accretion of discount on multiemployer pension liability	833	--	--
Loss on sale of property and equipment	88	23	137
Loss realized from sale of business	6,251	--	--
Stock-based compensation expense	1,644	3,129	2,098
Tax benefit from stock options exercised	(247)	(244)	(293)
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	(7,264)	7,471	(349)
Unbilled services	2,792	2,769	(2,393)
Prepaid expenses and other current assets	863	1,234	(818)
Trade accounts payable, accrued expenses and other liabilities	(8,631)	(5,669)	(17,387)
Multiemployer pension plan withdrawal liability	--	29,837	(7,004)
Income taxes refundable (payable)	4,621	2,626	(2,926)
Net cash provided by operating activities	31,183	31,056	9,507

Cash flows from investing activities
Proceeds from sale of business	8,247	--	--
Proceeds from sales of property and equipment	412	31	157
Purchases of property and equipment	(13,211)	(19,764)	(24,721)
Acquisitions, net of cash acquired	--	2,449	(25,232)
Net cash used in investing activities	(4,552)	(17,284)	(49,796)

Cash flows from financing activities
Issuance of common stock	1,802	2,374	1,216
Proceeds from issuance of long-term debt	170,463	220,965	220,868
Payments of long-term debt including current portion	(195,337)	(233,362)	(192,257)
Tax benefit from stock options exercised	247	244	293
Payment of deferred financing fees	--	(857)	(21)
Cash dividends paid	(8,368)	(8,252)	(8,199)
Purchase of common stock	--	--	(4,053)
Net cash (used in) provided by financing activities	(31,193)	(18,888)	17,847

Effect of foreign currency rate changes	1,082	1,035	(715)

Net decrease in cash and cash equivalents	(3,480)	(4,081)	(23,157)
Cash and cash equivalents beginning of period	9,651	13,732	36,889

Cash and cash equivalents end of period	$6,171	$9,651	$13,732

Supplementary cash flow disclosures:
Dividends issued in the form of Class A common stock	$54	$54	$51
Cash paid for interest	$3,006	$3,778	$3,840
Cash paid (refunds received) for income taxes, net	$(1,400)	$(3,524)	$5,224

The Notes to Consolidated Financial Statements are an integral part of these consolidated statements

Schawk, Inc. Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2011, 2012 and 2013
(In thousands, except share amounts)

	Class A Common Shares Outstanding	Class A Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders Equity

Balance at December 31, 2010	25,761,334	$224	$200,205	$113,258	$11,247	$(60,808)	$264,126
Net income	--	--	--	20,611	--	--	20,611
Foreign currency translation adjustment	--	--	--	--	(2,167)	--	(2,167)
Sale of Class A common stock	226,917	1	783	--	--	--	784
Tax benefit from stock options exercised	--	--	293	--	--	--	293
Stock issued under employee stock purchase plan	33,348	--	432	--	--	--	432
Stock-based compensation expense	--	--	2,098	--	--	--	2,098
Purchase of Class A treasury stock	(322,241)	--	--	--	--	(4,053)	(4,053)
Issuance of Class A common stock under dividend reinvestment program	3,767	--	--	(51)	--	51	--
Cash dividends	--	--	--	(8,199)	--	--	(8,199)
Balance at December 31, 2011	25,703,125	225	203,811	125,619	9,080	(64,810)	273,925
Net loss	--	--	--	(23,416)	--	--	(23,416)
Foreign currency translation adjustment	--	--	--	--	2,779	--	2,779
Sale of Class A common stock	373,091	2	1,969	--	--	--	1,971
Tax benefit from stock options exercised	--	--	244	--	--	--	244
Stock issued under employee stock purchase plan	33,058	--	403	--	--	--	403
Stock-based compensation expense	--	--	3,129	--	--	--	3,129
Issuance of Class A common stock under dividend reinvestment program	4,270	--	--	(54)	--	54	--
Cash dividends	--	--	--	(8,252)	--	--	(8,252)
Balance at December 31, 2012	26,113,544	227	209,556	93,897	11,859	(64,756)	250,783
Net income	--	--	--	6,525	--	--	6,525
Foreign currency translation adjustment	--	--	--	--	(1,117)	--	(1,117)
Pension liability adjustment	--	--	--	--	(137)	--	(137)
Sale of Class A common stock	120,133	2	1,447	--	--	--	1,449
Tax benefit from stock options exercised	--	--	247	--	--	--	247
Stock issued under employee stock purchase plan	28,211	--	353	--	--	--	353
Stock-based compensation expense	--	--	1,644	--	--	--	1,644
Purchase of Class A treasury stock	(39,739)	--	--	--	--	(532)	(532)
Issuance of Class A common stock under dividend reinvestment program	4,154	--	--	(54)	--	54	--
Cash dividends	--	--	--	(8,368)	--	--	(8,368)
Balance at December 31, 2013	26,226,303	$229	$213,247	$92,000	$10,605	$(65,234)	$250,847

The Notes to Consolidated Financial Statements are an integral part of these financial statements.

Schawk, Inc.
Notes to Consolidated Financial Statements
(In thousands, except per share data)

Note 1 - Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain previously reported immaterial amounts have been reclassified to conform to the current-period presentation. Other than as disclosed, there have been no material events subsequent to the balance sheet date that would have affected the amounts recorded or disclosed in the Company’s financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of all wholly and majority owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

Cash equivalents include highly liquid debt instruments and time deposits having an original maturity at the date of purchase of three months or less. Cash equivalents are stated at cost, which approximates fair value.

Accounts Receivable and Concentration of Credit Risk

The Company sells its products to a wide range of clients in the consumer products, retail and advertising industries. The Company performs ongoing credit evaluations of its clients and does not require collateral. An allowance for doubtful accounts and credit memos is maintained at a level management believes is sufficient to cover potential losses. The Company evaluates the collectability of its accounts receivable based on the length of time the receivable is past due and its historic experience of write-offs. Trade accounts receivable are charged to the allowance when the Company determines that the receivable will not be collectible. Trade accounts receivable balances are determined to be delinquent when the amount is past due, based on the payment terms with the customer. An allowance for credit memos is maintained based upon historical credit memo issuance.

Unbilled Services

The Company’s unbilled services include made-to-order graphic designs, images and text for a variety of media in the consumer products and retail and advertising industries. The costs of unbilled services consist primarily of deferred labor, overhead costs, and production supplies that are direct and incremental relating to customer arrangements, and realizable based on projected net revenues to be recognized on completion of the services underlying the arrangement. The overhead pool of costs includes costs associated with direct labor employees (including direct labor costs not chargeable to specific jobs, which are also consider a direct cost of production) and all indirect costs associated with the production/creative design process, excluding any selling, general and administrative costs.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization, and is being depreciated and amortized using the straight-line method over the estimated useful lives of the assets or the term of the leases, ranging from three to thirty years.

Goodwill

Acquired goodwill is subject to an annual impairment test and subject to testing at other times during the year if certain events occur indicating that the carrying value of goodwill may be impaired. Goodwill must be tested for impairment at the reporting unit level. For the purposes of the goodwill impairment test, the reporting units of the Company are defined on a geographic basis corresponding to the Company’s operating and reportable segments: Americas, Europe and Asia Pacific.
If the carrying amount of the reporting unit is greater than the fair value, goodwill impairment may be present. The Company measures the goodwill impairment based upon the fair value of the underlying assets and liabilities of the reporting unit and estimates the implied fair value of goodwill. Fair value is determined considering both the income approach (discounted cash flow), and the market approach. An impairment charge is recognized to the extent the recorded goodwill exceeds the implied fair value of goodwill.

The Company performs its annual goodwill impairment test as of October 1 each year. The Company performed its 2013 and 2012 goodwill test as of October 1, 2013 and 2012, respectively, and determined that no potential impairment of goodwill was indicated.

Software Developed for Internal Use

The Company capitalizes certain direct development costs associated with internal-use computer software. These costs are incurred during the application development stage of a project and include external direct costs of services and payroll costs for employees devoting time to the software projects principally related to software coding, designing system interfaces and installation and testing of the software. The costs capitalized are primarily employee compensation and outside consultant fees incurred to develop the software prior to implementation. These costs are recorded as fixed assets in computer software and licenses and are amortized over a period of from three to seven years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

Software Developed for Sale to Customers

All costs incurred to establish the technological feasibility of a computer software product to be sold, leased, or otherwise marketed are charged to expense when incurred. The costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized. Those costs include coding and testing performed subsequent to establishing technological feasibility.

Long-lived Assets

The recoverability of long-lived assets, including amortizable intangibles, is evaluated by comparing their carrying value to the expected future undiscounted cash flows to be generated from such assets when events or circumstances indicate that impairment may have occurred. The Company also re-evaluates the periods of amortization of long-lived assets to determine whether events and circumstances warrant revised useful lives. If impairment has occurred, the carrying value of the long-lived asset is adjusted to its fair value, generally equal to the future estimated discounted cash flows associated with the asset.

Revenue Recognition

The Company derives revenue primarily from providing products and services to its clients on a custom-job basis using the completed performance method. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services performed, the fee is fixed or determinable, and collectability is reasonably assured. The Company records a revenue accrual entry at each month-end for jobs that meet these four criteria, but which have not yet been invoiced to the client. Revenue for services is recognized when the services are provided to the customer.

The Company also derives revenue through its Digital Solutions businesses from the sale of software, software implementation services, technical support services and managed application service provider services. The Company allocates revenue in an arrangement using its best estimate of selling price if neither vendor specific objective evidence “VSOE” nor third party evidence of selling price exists. In multiple-element software arrangements, the Company allocates revenue to each element based on its relative fair value. The fair value of any undelivered element is determined using VSOE or, in the absence of VSOE for all elements, the residual method when VSOE exists for all of the undelivered elements. In the absence of fair value for a delivered element, the Company first allocates revenue based on VSOE of the undelivered elements and the residual revenue to the delivered elements. Where VSOE of the undelivered elements cannot be determined, which is the case for the majority of the Company’s software revenue arrangements, the Company defers revenue for the delivered elements until undelivered elements are delivered and revenue is recognized ratably over the term of the underlying client contract, when obligations have been satisfied. For services performed on a time and materials basis where no other elements are included in the client contract, revenue is recognized upon performance once the revenue recognition criteria has been met.

Vendor Rebates

The Company has entered into agreements with several of its major suppliers for fixed rate discounts and volume discounts, primarily received in cash, on materials used in its production process. Some of the discounts are determined based upon a fixed discount rate, while others are determined based upon the purchased volume during a given period, typically one year. The Company recognizes the amount of the discounts as a reduction of the cost of materials either included in Unbilled services or as a credit to Cost of services to the extent that the product has been sold to a client. The Company recognizes the amount of volume discounts based upon an estimate of purchasing levels for a given period, typically one year, and past experience with a particular vendor. Some rebate payments are received monthly while others are received quarterly. Historically, the Company has not recorded significant adjustments to estimated vendor rebates.

Customer Rebates

The Company has rebate agreements with certain clients. The agreements offer discount pricing based on volume over a multi-year period. The Company accrues the estimated rebates over the term of the agreement. The Company accounts for changes in the estimated rebate amounts when it has been determined that the estimated sales for the rebate period have changed.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers for product shipments are recorded in Net revenues in the Consolidated Statements of Comprehensive Income (Loss). Shipping and handling costs are included in unbilled services for jobs-in-progress and included in Cost of services in the Consolidated Statements of Comprehensive Income (Loss) when jobs are completed and revenue is recognized.

Income Taxes

Income taxes are accounted for using the asset and liability approach. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided if, based on available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

Foreign subsidiaries are taxed according to regulations existing in the countries in which they do business. Provision has not been made for United States income taxes on certain earnings of foreign subsidiaries that are considered to be permanently reinvested overseas.

The Company, like other multi-national companies, is regularly audited by federal, state and foreign tax authorities, and tax assessments may arise several years after tax returns have been filed. The Company addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company follows applicable guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and disclosures of unrecognized tax benefits.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

The Company's foreign subsidiaries use the local currency as their functional currency. Accordingly, foreign currency assets and liabilities are translated at the rate of exchange existing at the balance sheet date and income and expense amounts are translated at the average of the monthly exchange rates. Adjustments resulting from the translation of foreign currency financial statements into United States dollars are included in Accumulated other comprehensive income, net as a component of Stockholders’ equity.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable.

·
Level 1 – Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

·
Level 2 – Inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly. These are typically obtained from readily-available pricing sources for comparable instruments.

·
Level 3 – Unobservable inputs, where there is little or no market activity for the asset or liability. These inputs reflect the reporting entity’s own assumptions of the data that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.

For purposes of financial reporting, the Company has determined that the fair value of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and long-term debt approximates carrying value at December 31, 2013 and 2012, except as follows:

	December 31,
(in thousands)	2013	2012

Fair value of fixed-rate notes payable	$26,707	$30,392
Carrying value of fixed-rate notes payable	$26,229	$29,301

The carrying value of amounts outstanding under the Company’s revolving credit agreement is considered to approximate fair value as interest rates vary, based on prevailing market rates. The fair value of the Company’s fixed rate notes payable is based on quoted market prices (Level 1 within the fair value hierarchy). Entities are permitted to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value measurement option for any of its financial assets or liabilities.

The Company’s multiemployer pension withdrawal liability is recorded at fair value and is categorized as Level 3 within the fair value hierarchy. The fair value of the multiemployer pension withdrawal liability was estimated using a present value analysis as of December 31, 2013. See Note 20 – Multiemployer Pension Plans for more information regarding the multiemployer pension withdrawal liability.

The following table summarizes the fair value as of December 31, 2013:

	Level 1	Level 2	Level 3	Total

Multiemployer pension withdrawal liability	$--	$--	$32,516	$32,516

The following table summarizes the changes in the fair value of the Company’s multiemployer pension withdrawal liability during 2013:

Fair Value

Liability balance at January 1, 2013	$31,683
Accretion of present value discount	833
Liability balance at December 31, 2013	$32,516

During 2013 and 2012, the Company has undertaken restructuring activities, as discussed in Note 4 – Acquisition Integration and Restructuring, tested its goodwill as discussed in Note 8 – Goodwill and Other Intangible Assets, and recorded certain asset impairments as discussed in Note 7 – Impairment of Long-Lived Assets. These activities required the Company to perform fair value measurements, based on Level 3 inputs, on a non-recurring basis, on certain asset groups to test for potential impairment. Certain of these fair value measurements indicated that the asset groups were impaired and, therefore, the assets were written down to fair value. Once an asset has been impaired, it is not remeasured at fair value on a recurring basis; however, it is still subject to fair value measurements to test for recoverability of the carrying amount.

Derivative Financial Instruments and Hedging Activities

To mitigate the risk of fluctuations associated with certain balance sheet items, the Company has implemented a derivative financial instruments management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings caused by volatility. The Company’s goal is to manage volatility by modifying the re-pricing characteristics of certain balance sheet items so that fluctuations are not, on a material basis, adversely affected by movements in the underlying factors. The Company may designate hedge accounting, for qualifying hedging instruments, based on the facts and circumstances surrounding a derivative financial instrument. In general, a derivative financial instrument is reported as an asset or a liability at its fair value. Changes in a derivative financial instrument’s fair value are reported in earnings unless the derivative has been designated in a qualifying hedging relationship for accounting purposes.  During 2012, the Company entered into several forward contracts designated as fair value hedges at inception; however, as of May 2012, the Company discontinued its use of forward contracts and does not presently have hedges in place with regard to foreign currency.

Stock Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity instruments, over the requisite service period, based upon the grant date fair value of those awards.

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740). The amendments in ASU 2013-11 provide guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in ASU 2013-11 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company will be adopting ASU 2013-11 effective January 1, 2014. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220). The amendments in ASU 2013-02 supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 and ASU 2011-12 for all public and private organizations. The amendments would require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. The amendments in ASU 2013-02 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2012. The Company adopted ASU 2013-02 effective January 1, 2013. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Note 2 - Acquisitions

Lipson Associates, Inc. and Laga, Inc.

Effective October 19, 2011, the Company acquired substantially all of the domestic assets and assumed certain trade account and business related liabilities of Lipson Associates, Inc. and Laga, Inc., as well as the stock of their foreign operations. Lipson Associates, Inc. and Laga, Inc. does business as Brandimage – Desgrippes & Laga (“Brandimage”).

Brandimage is a leading branding and design network specializing in providing services that seek to engage and enhance the brand experience, including brand positioning and strategy, product development and structural design, package design and environmental design. Brandimage has operations in Chicago, Cincinnati, Paris, Shanghai, and Hong Kong. The net assets and results of operations of Brandimage are included in the Consolidated Financial Statements as of October 19, 2011 in all three of the Company’s operating segments: Americas, Europe and Asia Pacific. The Brandimage business was acquired to enhance the Company’s service offerings related to branding and design and operates in conjunction with the Company's legacy brand development capabilities, which include its Anthem brand.

The purchase price of $24,562 consisted of $27,011 paid in cash at closing, less $2,449 received in 2012 for a net working capital adjustment. The Company recorded a final purchase price allocation in 2012 based on a fair value appraisal performed by an independent consulting company. In 2013, the Company corrected the purchase price allocation, reflecting the reversal of a liability and a reduction in goodwill, in the amount of $1,436. The goodwill ascribed to this acquisition consists largely of expected profitability from future services and is deductible for tax purposes to the extent related to the U.S. assets acquired.
 A summary of the final fair values assigned to the acquired assets is as follows:

Accounts receivable	$4,939
Inventory	4,117
Prepaid expenses and other current assets	1,365
Income tax receivable	8
Property and equipment	482
Goodwill	17,494
Customer relationships	5,457
Trade name	729
Other assets	241
Trade accounts payable	(3,247)
Accrued expenses	(7,192)
Notes payable	(23)
Deferred income taxes	(247)
Other long term liabilities	(1,522)

Total cash paid, net of $1,961 cash acquired	$22,601

The weighted average amortization periods of the customer relationships intangible asset and the trade name intangibles asset is 8.0 years and 5.0 years, respectively. The intangible asset amortization expense related to the customer relationships intangible asset and the trade name intangible asset was $901, $830 and $250 for the years ended December 31, 2013, December 31, 2012, and December 31, 2011, respectively. The intangible asset amortization expense will be approximately $823 in 2014 and 2015, $794 in 2016 and $679 in both 2017 and 2018. Supplemental pro-forma information is not presented because the acquisition is considered to be immaterial to the Company’s consolidated financial statements.

Exit Reserves from Prior Acquisitions

The Company recorded exit reserves related to its acquisitions of Weir Holdings Limited and Seven Worldwide Holdings, Inc., which occurred in 2004 and 2005, respectively. The major expenses included in the exit reserves were employee severance and lease termination expenses. The exit reserve balances related to employee severance were paid in prior years. The exit reserve for lease termination expenses related to a facility with a lease expiring in 2014. During 2013, the Company reached an agreement with the landlord for an early termination of the lease and the remaining reserve balance was reversed.

 The following table summarizes the reserve activity from 2011 through 2013:

	Beginning of Period	Adjustments	Payments	End of Period

2011	$780	$(246)	$(167)	$367
2012	$367	$44	$(87)	$324
2013	$324	$(283)	$(41)	$--

Note 3 - Sale of Business and Discontinued Operations

On July 3, 2013, the Company completed the sale of various assets comprising its large-format printing business located in Los Angeles, California. The net assets of the large format printing business were considered to be held for sale as of June 30, 2013. The large-format printing business was considered to be outside of the Company’s core business and was included in the Americas segment. The aggregate selling price for the business was $10,444, comprised of $8,247 in cash, $2,000 in a secured subordinated note and $197 accrued as a receivable from the buyer for an estimated net working capital adjustment, which was settled in the first quarter of 2014. The results of operations of the business sold are reported as discontinued operations for all periods presented in this annual report and the assets and liabilities of the discontinued operation, prior to disposal, have been segregated in the Consolidated Balance Sheets.

The Company recorded a loss of $6,251 on the sale of the business during 2013, which is included in Income (loss) from discontinued operations on the Company’s Consolidated Statements of Comprehensive Income (Loss). Included in the net loss is a goodwill allocation of $7,000, representing a portion of the Company’s Americas reporting segment goodwill which was allocated to the large-format printing business.

The carrying amounts of the assets and liabilities sold, excluding allocated goodwill, were as follows:

Trade accounts receivable	$3,956
Unbilled services	945
Prepaid expenses and other current assets	58
Current assets of discontinued operations	4,959

Property and equipment, net	4,360
Long term assets of discontinued operations	4,360

Trade accounts payable	205
Accrued expenses	670
Current liabilities of discontinued operations	875

Net assets of discontinued operations	$8,444

Operating results for the discontinued operations for the periods presented in this annual report are as follows:

	Years ended December 31,
	2013	2012	2011

Net revenues	$8,772	$19,448	$27,872

Operating expenses:
Cost of services (excluding depreciation and amortization)	6,113	13,795	18,352
Selling, general and administrative expenses (excluding depreciation and amortization)	1,864	3,889	6,171
Depreciation and amortization	685	1,268	1,319
Acquisition integration and restructuring expenses	4	114	32
Impairment of long-lived assets	--	75	--
Loss on sale of business	6,251	--	--

Operating income (loss)	$(6,145)	$307	$1,998

Income (loss) before income taxes	$(6,145)	$307	$1,998
Income tax provision	548	105	799

Income (loss) from discontinued operations, net of tax	$(6,693)	$202	$1,199

December 31, 2012

Trade accounts receivable, net	$2,462
Unbilled services	1,197
Prepaid expenses and other current assets	56
Income tax receivable	139
Current assets of discontinued operations	3,854

Property and equipment, net	4,908
Other assets	229

Long term assets of discontinued operations	5,137

Trade accounts payable	304
Accrued expenses	523
Deferred income taxes	307
Current liabilities of discontinued operations	1,134

Deferred income taxes	1,164

Long-term liabilities of discontinued operations	1,164

Net assets of discontinued operations	$6,693

Note 4 - Acquisition Integration and Restructuring

In 2008, the Company initiated a cost reduction and restructuring plan involving a consolidation and realignment of its workforce and incurred costs for employee terminations, obligations for future lease payments, fixed asset impairments, and other associated costs. The Company continued its cost reduction efforts and incurred additional costs for facility closings and employee termination expenses during the years 2009 through 2013.

The following table summarizes the accruals recorded, adjustments, and the cash payments during the years ended December 31, 2013, 2012, and 2011 related to the cost reduction actions initiated during the years 2008 through 2013. The adjustments are comprised of reversals of previously recorded expense accruals and foreign currency translation adjustments. The remaining reserve balance of $3,719 is included on the Consolidated Balance Sheets at December 31, 2013 as follows: $3,155 in Accrued expenses and $564 in Other long-term liabilities.

	Employee Terminations	Lease Obligations	Total

Actions Initiated in 2008
Liability balance at December 31, 2010	$142	$3,368	$3,510
New accruals	--	--	--
Adjustments	4	108	112
Cash payments	(146)	(687)	(833)
Liability balance at December 31, 2011	--	2,789	2,789
New accruals	--	--	--
Adjustments	--	562	562
Cash payments	--	(590)	(590)
Liability balance at December 31, 2012	--	2,761	2,761
New accruals	--	--	--
Adjustments	--	346	346
Cash payments	--	(850)	(850)
Liability balance at December 31, 2013	$--	$2,257	$2,257

Actions Initiated in 2009
Liability balance at December 31, 2010	$104	$--	$104
New accruals	21	--	21
Adjustments	(1)	--	(1)
Cash payments	(124)	--	(124)
Liability balance at December 31, 2011	--	--	--
New accruals	--	--	--
Adjustments	--	--	--
Cash payments	--	--	--
Liability balance at December 31, 2012	--	--	--
New accruals	--	--	--
Adjustments	--	--	--
Cash payments	--	--	--

Liability balance at December 31, 2013	$--	$--	$--

	Employee Terminations	Lease Obligations	Total

Actions Initiated in 2010
Liability balance at December 31, 2010	$570	$--	$570
New accruals	13	--	13
Adjustments	(37)	--	(37)
Cash payments	(138)	--	(138)
Liability balance at December 31, 2011	408	--	408
New accruals	10	--	10
Adjustments	8	--	8
Cash payments	(24)	--	(24)
Liability balance at December 31, 2012	402	--	402
New accruals	--	--	--
Adjustments	(8)	--	(8)
Cash payments	(394)	--	(394)

Liability balance at December 31, 2013	$--	$--	$--

Actions Initiated in 2011
Liability balance at December 31, 2010	$--	$--	$--
New accruals	957	--	957
Adjustments	(15)	--	(15)
Cash payments	(817)	--	(817)
Liability balance at December 31, 2011	125	--	125
New accruals	--	--	--
Adjustments	(7)	--	(7)
Cash payments	(103)	--	(103)
Liability balance at December 31, 2012	15	--	15
New accruals	--	--	--
Adjustments	(15)	--	(15)
Cash payments	--	--	--

Liability balance at December 31, 2013	$--	$--	$--

	Employee Terminations	Lease Obligations	Total

Actions Initiated in 2012
Liability balance at December 31, 2011	$--	$--	$--
New accruals	3,006	1,535	4,541
Adjustments	(26)	219	193
Cash payments	(1,594)	(567)	(2,161)
Liability balance at December 31, 2012	1,386	1,187	2,573
New accruals	50	--	50
Adjustments	(63)	214	151
Cash payments	(1,347)	(744)	(2,091)

Liability balance at December 31, 2013	$26	$657	$683

Actions Initiated in 2013
Liability balance at December 31, 2012	$--	$--	$--
New accruals	1,144	384	1,528
Adjustments	--	--	--
Cash payments	(669)	(80)	(749)

Liability balance at December 31, 2013	$475	$304	$779

The combined expenses for the cost reduction and restructuring actions initiated in 2008 through 2011, shown in the tables above, were $1,050 for the year ended December 31, 2011. In addition, the Company recorded $388 for impairment charges, relocation expenses, and legal fees related to the Company’s restructuring activities during the year. For the year ended December 31, 2011, the total expense of $1,438 is presented as Acquisition integration and restructuring expense in the Consolidated Statements of Comprehensive Income (Loss).

The combined expenses for the cost reduction and restructuring actions initiated in 2008 through 2012, shown in the tables above, were $5,307 for the year ended December 31, 2012. In addition, the Company recorded $246 related to leasehold improvements at facilities being combined or closed, $197 for consulting, retention and other costs associated with facilities being combined or closed, and reversed reserves totaling $494 related to unfavorable leases and accrued property tax. For the year ended December 31, 2012, the total expense of $5,256 is presented as Acquisition integration and restructuring expense in the Consolidated Statements of Comprehensive Income (Loss).

The combined expenses for the cost reduction and restructuring actions initiated in 2008 through 2013, shown in the above table, were $2,052 for the year ended December 31, 2013. In addition, the Company recorded legal costs of $19 and reversed $40 related to a facility closure. For the year ended December 31, 2013, the total expense of $2,031 is presented in the Consolidated Statements of Comprehensive Income (Loss) as follows: $1,774 as Acquisition integration and restructuring expense and $257 as Interest expense.

The expense for the years 2008 through 2013 and the cumulative expense since the cost reductions program’s inception was recorded in the following operating segments:

Year ended December 31,	Americas	Europe	Asia Pacific	Corporate	Total

2013	$1,376	$293	$104	$1	$1,774
2012	4,245	881	129	1	5,256
2011	777	586	--	75	1,438
2010	1,136	555	(70)	493	2,114
2009	3,398	1,400	992	453	6,243
2008	5,460	3,552	248	889	10,149

Cumulative since program inception	$16,392	$7,267	$1,403	$1,912	$26,974

Note 5 – Unbilled Services

Unbilled services consist of the following:

	December 31,
	2013	2012

Unbilled services	$16,476	$19,187
Production supplies	1,619	1,737

Total	$18,095	$20,924

 Note 6 - Property and Equipment

Property and equipment consists of the following:

		December 31,
	Useful Life	2013	2012

Land and improvements	10-15 years	$5,853	$6,295
Buildings and improvements	15-30 years	18,035	17,917
Machinery and equipment	3-7 years	76,751	77,808
Leasehold improvements	Life of lease	22,174	21,478
Computer software and licenses	3-7 years	54,123	49,157
		176,936	172,655
Accumulated depreciation and amortization		(117,933)	(112,072)

Total		$59,003	$60,583

Computer software and licenses includes $195 and $846 of interest capitalized by the Company during 2013 and 2012, respectively, in connection with its information technology and business process improvement initiative.

Note 7 - Impairment of Long-lived Assets

The following table summarizes the impairment of long-lived assets by asset category for the periods presented in this Form 10-K:

	Years Ended December 31,
	2013	2012	2011

Intangible assets, other than goodwill	$502	$3,763	$--
Land and buildings	--	518	--
Other fixed assets	--	--	40

Total	$502	$4,281	$40

For the year ended December 31, 2013, impairment charges of $502 related to intangible assets are included in Impairment of long-lived assets on the Consolidated Statements of Comprehensive Income (Loss). The intangible asset impairment charge is comprised of $466 in the Americas operating segment for a customer relationship intangible asset for which future cash flows do not support the carrying value and $36 for customer relationship and trade name assets in the Asia Pacific operating segment, reflecting the Company’s decision to close the Seoul, Korea office acquired in its 2011 Brandimage acquisition.

For the year ended December 31, 2012, impairment charges of $4,281 are included in Impairment of long-lived assets on the Consolidated Statements of Comprehensive Income (Loss). The impairment of long-lived assets includes $3,763 related to impairments of intangible assets and $518 related to impairment of fixed assets. The intangible asset impairment charges were for customer relationship intangible assets at Company locations being restructured for which projected cash flows did not support the carrying values. The Company recorded the customer relationship impairment charges in the Americas and Europe operating segments in the amounts of $2,350 and $1,413, respectively. The fixed asset impairment charge of $518 related to Company-owned real estate in the Corporate segment which was written down to its estimated market value in 2012, in anticipation of a sale which was finalized in 2013.

In addition, for the year ended December 31, 2012, impairment charges of $246 are included in Acquisition integration and restructuring expenses on the Consolidated Statements of Comprehensive Income (Loss). These impairment charges relate to building improvements at Company facilities in the Americas operating segment that were combined with other operating facilities or shut-down and relate to the Company’s ongoing restructuring and cost reduction initiatives. See Note 4 – Acquisition Integration and Restructuring for further information.

During 2011, $40 was recorded for the impairment of various fixed assets. The expense for these write-downs is included in Impairment of long-lived assets in the Consolidated Statements of Comprehensive Income (Loss) in the Americas operating segment. In addition, there were $287 of impairments, primarily for leasehold improvements related to the Company’s cost reduction and capacity utilization initiatives which are included in Acquisition integration and restructuring expenses on the Consolidated Statements of Comprehensive Income (Loss). These charges were principally incurred in the Americas operating segment. Refer to Note 4 – Acquisition Integration and Restructuring for further information.

Note 8 - Goodwill and Other Intangible Assets

The Company’s intangible assets not subject to amortization consist entirely of goodwill. Under current accounting guidance, the Company’s goodwill is not amortized throughout the period, but is subject to an annual impairment test. The Company performs an impairment test annually, or when events or changes in business circumstances indicate that the carrying value may not be recoverable. The Company performs its annual impairment test as of October 1 each year.

The Company performed the required goodwill impairment tests for 2013 and 2012 as of October 1 of each year. The Company allocated its goodwill on a geographic basis to its operating segments, which were determined to be its reporting units for goodwill impairment testing. Using projections of operating cash flow for each reporting unit, the Company performed a step one assessment of the fair value of each reporting unit as compared to the carrying value of each reporting unit. The step one impairment analysis indicated no potential impairment of the assigned goodwill for either year.

The estimates and assumptions used by the Company to test its goodwill are consistent with the business plans and estimates used to manage operations and to make acquisition and divestiture decisions. The use of different assumptions could impact whether an impairment charge is required and, if so, the amount of such impairment. If the Company fails to achieve estimated volume and pricing targets, experiences unfavorable market conditions or achieves results that differ from its estimates, then revenue and cost forecasts may not be achieved, and the Company may be required to recognize impairment charges. Additionally, future goodwill impairment charges may be necessary if the Company’s market capitalization decreases due to a decline in the trading price of the Company’s common stock.

On July 3, 2013, the Company sold the operating assets, net of certain liabilities, of its large format printing business located in Los Angeles, California. The net assets of the large format printing business were considered to be held for sale as of June 30, 2013 and a portion of the goodwill in the Americas reporting unit was allocated to the business held for sale in the quarter ended June 30, 2013. The amount allocated to the large format printing business was $7,000 and this pretax amount is included in Income (loss) from discontinued operations, net of tax on the Consolidated Statements of Comprehensive Income (Loss) for the year ended December 31, 2013.

The changes in the carrying amount of goodwill by operating segment during the years ended December 31, 2013 and 2012 were as follows:

			Asia
	Americas	Europe	Pacific	Total
Cost:
December 31, 2011	$198,510	$40,364	$10,037	$248,911
Acquisitions	673	--	--	673
Additional purchase accounting adjustments	4,301	1,368	(430)	5,239
Foreign currency translation	503	1,293	223	2,019
December 31, 2012	203,987	43,025	9,830	256,842
Goodwill allocated to business sold	(7,000)	--	--	(7,000)
Additional purchase accounting adjustments	--	(1,436)	--	(1,436)
Foreign currency translation	(1,512)	1,096	(1,066)	(1,482)

December 31, 2013	$195,475	$42,685	$8,764	$246,924

Accumulated impairment:
December 31, 2011	$(14,422)	$(27,878)	$(1,246)	$(43,546)
Foreign currency translation	(118)	(1,251)	(24)	(1,393)
December 31, 2012	(14,540)	(29,129)	(1,270)	(44,939)
Foreign currency translation	355	(610)	183	(72)

December 31, 2013	$(14,185)	$(29,739)	$(1,087)	$(45,011)

Net book value:
December 31, 2011	$184,088	$12,486	$8,791	$205,365
December 31, 2012	$189,447	$13,896	$8,560	$211,903
December 31, 2013	$181,290	$12,946	$7,677	$201,913

The Company’s other intangible assets subject to amortization are as follows:

		December 31, 2013
	Weighted Average Life	Cost	Accumulated Amortization	Net

Customer relationships	13.9 years	$55,377	$(31,342)	$24,035
Digital images	5.0 years	450	(450)	--
Developed technologies	3.0 years	712	(712)	--
Non-compete agreements	3.6 years	827	(790)	37
Trade names	3.9 years	1,434	(1,010)	424
Contract acquisition cost	3.0 years	1,220	(1,220)	--

	13.1 years	$60,020	$(35,524)	$24,496

		December 31, 2012
	Weighted Average Life	Cost	Accumulated Amortization	Net

Customer relationships	13.7 years	$57,343	$(28,562)	$28,781
Digital images	5.0 years	450	(450)	--
Developed technologies	3.0 years	712	(712)	--
Non-compete agreements	3.6 years	877	(821)	56
Trade names	3.9 years	1,469	(892)	577
Contract acquisition cost	3.0 years	1,220	(1,220)	--
	13.0 years	$62,071	$(32,657)	$29,414

Other intangible assets were recorded at fair market value as of the dates of the acquisitions based upon independent third party appraisals. The fair values and useful lives assigned to customer relationship assets are based on the period over which these relationships are expected to contribute directly or indirectly to the future cash flows of the Company. The acquired companies typically have had key long-term relationships with Fortune 500 companies lasting 15 years or more. Because of the custom nature of the work that the Company does, it has been its experience that clients are reluctant to change suppliers.

During the year ended December 31, 2013, the Company recorded impairment charges of $502, comprised of a charge of $466 in the Americas operating segment for a customer relationship intangible asset for which future cash flows did not support the carrying value and a charge of $36 for customer relationship and trade name assets in the Asia Pacific operating segment, reflecting the Company’s decision to close the Seoul, Korea office acquired in its 2011 Brandimage acquisition.

During 2012, the Company recorded impairment charges of $2,350 and $1,413, in the Americas and Europe operating segments, respectively, for customer relationship assets for which projected cash flows did not support the carrying values. The impairment charges are included in Impairment of long-lived assets in the Consolidated Statements of Comprehensive Income (Loss). See Note 7 – Impairment of Long-lived Assets for more information.

Amortization expense for continuing operations was $4,089, $5,170 and $5,127 for 2013, 2012 and 2011, respectively. Amortization expense for each of the next five years is expected to be approximately $3,933 for 2014, $3,746 for 2015, $3,696 for 2016, $3,508 for 2017 and $3,434 for 2018.

Note 9 - Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2013	2012

Accrued employee compensation	$15,539	$14,689
Other payroll-related expenses	9,980	12,085
Deferred revenue	8,813	10,229
Restructuring reserves	3,155	3,814
Accrued professional fees	2,624	3,066
Accrued customer rebates	1,629	2,154
Accrued sales and use taxes	1,564	1,729
Multiemployer pension withdrawal	1,261	--
Vacant property reserve	725	1,535
Deferred lease costs	607	700
Accrued property taxes	575	568
Accrued interest	228	257
Facility exit reserve	--	120
Other	4,437	4,272

Total	$51,137	$55,218

 Note 10 - Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	December 31,
	2013	2012

Multiemployer pension withdrawal	$31,255	$31,683
Deferred compensation	4,239	3,574
Reserve for uncertain tax positions	1,826	2,343
Deferred lease costs	904	1,339
Vacant property reserve	885	880
Restructuring reserve	564	1,941
Reserve for filing penalties	--	1,379
Employment tax reserve	520	1,018
Deferred revenue	380	439
Facility exit reserve	--	204
Other	74	75

Total	$40,647	$44,875

During 2013 and 2012, the Company recorded adjustments to several vacant property and exit reserves. The adjustments reflect changes in the projections of future costs for the vacant facilities due to reoccupation of vacated space, new sublease agreements executed and other changes in future cost and sublease income assumptions. During 2013, the Company recorded a $204 credit to income for the net effect of vacant property and exit reserve adjustments compared to expense of $476 recorded during 2012.

Note 11 - Debt

Debt obligations consist of the following:

	December 31,
	2013	2012

Revolving credit agreement	$31,580	$52,495
Series A senior note payable - Tranche A	--	1,843
Series A senior note payable - Tranche B	1,229	2,458
Series F senior note payable	25,000	25,000
Other	93	1,190
Total	57,902	82,986
Less amounts due in one year or less	(1,266)	(4,262)

Long-term debt	$56,636	$78,724

Annual maturities of debt obligations at December 31, 2013 are as follows:

2014	$1,266
2015	37
2016	19
2017	31,580
2018	--
Thereafter	25,000

$57,902

Credit Facility and Senior Notes

Revolving Credit Facility

Amended and Restated Credit Facility. On January 27, 2012, the Company entered into a Second Amended and Restated Credit Agreement (the “2012 Credit Agreement”), among the Company, certain subsidiary borrowers of the Company, the financial institutions party thereto as lenders, JPMorgan Chase Bank, N.A., on behalf of itself and the other lenders as agent, and PNC Bank, National Association, on behalf of itself and the other lenders as syndication agent, in order to amend and restate the Company’s prior credit agreement that was scheduled to terminate on July 12, 2012.

The 2012 Credit Agreement provides for a five-year unsecured, multicurrency revolving credit facility in the principal amount of $125,000 (the “Credit Facility”), including a $10,000 swing-line loan subfacility and a $10,000 subfacility for letters of credit. The Company may, at its option and subject to certain conditions, increase the amount of the Credit Facility by up to $50,000 by obtaining one or more new commitments from new or existing lenders to fund such increase. Loans under the Credit Facility generally bear interest at a LIBOR or Federal funds rate plus a margin that varies with the Company’s cash flow leverage ratio, in addition to applicable commitment fees, with a maximum rate of LIBOR plus 225 basis points. At closing, the applicable margin on LIBOR-based loans was 175 basis points. The unutilized portion of the Credit Facility will be used primarily for general corporate purposes, such as working capital and capital expenditures, and, to the extent opportunities arise, acquisitions and investments.

At December 31, 2013, there was $25,000 outstanding under the LIBOR portion of the U.S. facility at an interest rate of approximately 1.88 percent. At the Company’s option, loans under the facility can bear interest at prime plus 1.5 percent. At December 31, 2013, there was $6,300 of prime rate borrowing outstanding at an interest rate of 4.00 percent. The Company’s Canadian subsidiary borrowed under the revolving credit facility in the form of bankers’ acceptance agreements and prime rate borrowings. At December 31, 2013, there was $280 outstanding under prime rate borrowings at an interest rate of approximately 3.75 percent.

The 2012 Credit Agreement contains various customary affirmative and negative covenants and events of default. Under the terms of the 2012 Credit Agreement, the Company is no longer subject to restrictive covenants on permitted capital expenditures. Certain restricted payments, such as regular dividends and stock repurchases, are permitted provided that the Company maintains compliance with its minimum fixed-charge coverage ratio (with respect to regular dividends) and a specified maximum cash-flow leverage ratio (with respect to other permitted restricted payments). Other covenants include, among other things, restrictions on the Company’s and in certain cases its subsidiaries’ ability to incur additional indebtedness; dispose of assets; create or permit liens on assets; make loans, advances or other investments; incur certain guarantee obligations; engage in mergers, consolidations or acquisitions, other than those meeting the requirements of the 2012 Credit Agreement; engage in certain transactions with affiliates; engage in sale/leaseback transactions; and engage in certain hedging arrangements. The 2012 Credit Agreement also requires compliance with specified financial ratios and tests, including a minimum fixed-charge coverage ratio and a maximum cash-flow ratio.

Amendment to the 2012 Credit Agreement. On September 12, 2012, the Company entered into Amendment No. 1 (the “Credit Agreement Amendment”) to the 2012 Credit Agreement. The Credit Agreement Amendment amended the definition of “EBITDA” in the 2012 Credit Agreement to permit the Company, for purposes of calculating EBITDA for financial covenant compliance, to add back certain expenses associated with the Company’s enterprise resource planning system up to certain amounts as specified in the Credit Agreement Amendment.

Senior Notes

In 2003, the Company entered into a private placement of debt to provide long-term financing in which it issued senior notes pursuant to note purchase agreements, which have since been amended as further discussed below. The senior note that was outstanding at December 31, 2013 bears interest at 8.98 percent. The remaining aggregate balance of the note, $1,229, is included in Current portion of long-term debt on the December 31, 2013 Consolidated Balance Sheets.

Amended and Restated Private Shelf Agreement. Concurrently with its entry into the 2012 Credit Agreement, on January 27, 2012, the Company entered into an Amended and Restated Note Purchase and Private Shelf Agreement with Prudential Investment Management, Inc. (“Prudential”) and certain existing noteholders and note purchasers named therein (the “Private Shelf Agreement”), which provides for a $75,000 private shelf facility for a period of up to three years (the “Private Shelf Facility”). At closing, the Company issued $25,000 aggregate principal amount of its 4.38% Series F Senior Notes due January 27, 2019 (the “Notes”) under the Private Shelf Agreement.

The Private Shelf Agreement contains financial and other covenants that are the same or substantially equivalent to covenants under the 2012 Credit Agreement described above. Notes issued under the Private Shelf Facility may have maturities of up to ten years and are unsecured. Either the Company or Prudential may terminate the unused portion of the Private Shelf Facility prior to its scheduled termination upon 30 days’ written notice. Any future borrowings under the Private Shelf Facility may be used for general corporate purposes, such as working capital and capital expenditures.

Amendment to Note Purchase Agreement. Concurrently with the entry into the Private Shelf Agreement, the Company entered into the Fifth Amendment (the “Fifth Amendment”) to the Note Purchase Agreement, dated as of December 23, 2003, as amended (the “Note Purchase Agreement”), with the noteholders party thereto (the “Mass Mutual Noteholders”). The Fifth Amendment amended certain financial and other covenants in the Note Purchase Agreement so that such financial and other covenants are the same or substantially equivalent to covenants under the 2012 Credit Agreement described above. The Fifth Amendment also amended certain provisions contained in the Note Purchase Agreement to reflect that amounts due under existing senior notes issued to the Mass Mutual Noteholders are no longer secured.

Amendments to Private Shelf Agreement and Note Purchase Agreement. Concurrently with its entry into the Credit Agreement Amendment, the Company entered into (i) the First Amendment (the “First Amendment”) to the Private Shelf Agreement and (ii) the Sixth Amendment (the “Sixth Amendment”) to the Note Purchase Agreement. The First Amendment and the Sixth Amendment amend the respective definitions of “EBITDA” in the Private Shelf Agreement and the Note Purchase Agreement to conform to the amended EBITDA definition contained in the Credit Agreement Amendment.

Debt Covenant Compliance and Noteholders Consent

The Company was in compliance with all covenant obligations under the aforementioned credit and note purchase agreements at December 31, 2013. In connection with its compliance with the covenant obligations as of December 31, 2012, the Company received a consent from its lender group to make a partial or complete withdrawal from the GCC/IBT National Pension Plan, and in connection with such withdrawal the Company recorded, as of December 31, 2012, a withdrawal liability with an estimated present value of $31,683. The lender group agreed to waive any event of default under the credit agreement that might occur as a result of such withdrawal and the incurrence of such withdrawal liability and acknowledged that the withdrawal liability incurred by the Company will not constitute indebtedness. See Note 20 – Multiemployer Pension Plans for more information regarding the withdrawal liability.

Other Debt Arrangements

In July 2013, the Company’s Belgium subsidiary entered into a financing arrangement for the purchase of production equipment in the amount of $110, with monthly payments over a three year period ending in June 2016. The balance outstanding at December 31, 2013 is $93, of which $37 is included in Current portion of long-term debt and $56 is included in Long-term debt.

Deferred Financing Fees

At December 31, 2013, the Company had $671 of unamortized deferred financing fees related to prior revolving credit facility and note purchase agreement amendments. The total amortization of deferred financing fees was $262, $301, and $606 for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, respectively, and is included in Interest expense on the Consolidated Statements of Comprehensive Income (Loss).

Note 12 - Income Taxes

The domestic and foreign components of income (loss) from continuing operations before income taxes are as follows:

	Years Ended December 31,
	2013	2012	2011

United States	$13,015	$(38,375)	$9,326
Foreign	7,105	3,885	10,783

Total	$20,120	$(34,490)	$20,109

The provision (benefit) for income taxes is comprised of the following:
	Years Ended December 31,
	2013	2012	2011
Current:
Federal	$505	$(2,601)	$104
State	419	484	(299)
Foreign	1,855	2,014	2,335
	2,779	(103)	2,140
Deferred:
Federal	1,977	(8,676)	3,365
State	905	(2,319)	985
Foreign	1,241	226	(5,793)
	4,123	(10,769)	(1,443)

Total	$6,902	$(10,872)	$697

The Company’s effective tax rate on continuing operations for the year ended December 31, 2013 is 34.3 percent as compared with 31.5 percent for 2012. The current year’s effective tax rate increase over the prior year was primarily the result of changes in valuation allowances offset by the utilization of tax credits during the year.

Reconciliation between the provision (benefit) for income taxes computed by applying the United States (“U.S.”) federal statutory tax rate to income (loss) from continuing operations before incomes taxes and the actual provision (benefit) is as follows:

	Years ended December 31,
	2013	2012	2011

Income taxes at U.S. Federal statutory rate	35.0%	35.0%	35.0%
Foreign rate differential	(15.6)	7.9	(9.4)
Valuation allowances	14.4	(6.1)	(32.0)
Nondeductible expenses	6.5	(3.6)	7.2
Tax credits	(4.7)	1.3	(2.2)
Changes in estimates related to prior years	(4.5)	(0.3)	0.4
State income taxes	3.6	3.5	1.9
Uncertain tax positions	(2.6)	(1.3)	0.9
Others, net	2.2	(4.9)	1.7

	34.3%	31.5%	3.5%
Temporary differences and carryforwards giving rise to deferred income tax assets and liabilities are as follows:

	December 31,
	2013	2012
Deferred income tax assets:
Operating loss carryforwards	$19,010	$27,492
Multiemployer pension withdrawal liability	12,427	12,075
Income tax credit carryforwards	7,944	8,051
Capital loss carryforwards	5,353	6,029
Accruals and reserves not currently deductible	4,516	3,357
Deferred expenses	1,981	1,701
Restructuring reserves	1,462	2,201
Other	3,125	4,475
Deferred income tax assets	55,818	65,381
Valuation allowances	(23,864)	(36,099)

Deferred income tax assets, net	31,954	29,282

Deferred income tax liabilities:
Domestic subsidiary stock	(12,525)	(8,208)
Depreciation and amortization	(11,174)	(7,544)
Intangible assets	(6,046)	(5,163)
Inventory	(4,370)	(5,286)
Other	(1,368)	(1,082)

Deferred income tax liabilities	(35,483)	(27,283)

Net deferred tax asset (liability)	$(3,529)	$1,999

As of December 31, 2013, the Company has U.S. state net operating loss carryforwards of $62,488, foreign net operating loss carryforwards of $62,708, foreign capital loss carryforwards of $26,639, and various U.S. and non–U.S. income tax credit carryforwards of $3,164 and $4,780, respectively, which will be available to offset future income tax liabilities. If not used, state net operating losses will begin to expire in 2017, and foreign net operating losses have no expiration period. Certain of these carryforwards are subject to limitations on use due to tax rules affecting acquired tax attributes, loss sharing between group members, and business continuation, and therefore the Company has established tax-effected valuation allowances against these tax benefits in the amount of $23,864 at December 31, 2013. The Company has total foreign tax credit carryforwards of $2,823, offset by a valuation allowance of $2,035 in 2013. The Company has the ability to claim a deduction for these credits prior to expiration, and thus the net carrying value of the credits of $788 assumes that a deduction would be claimed instead of a tax credit. If unutilized, these U.S. foreign tax credits will begin to expire in 2016.

The undistributed earnings of foreign subsidiaries were approximately $59,769 and $42,943 at December 31, 2013 and 2012, respectively. No income taxes are provided on the undistributed earnings because they are considered permanently reinvested. It is not practicable to estimate the additional income taxes, including applicable withholding taxes, that would be payable if such remittance of undistributed earnings occurred.

It is expected that the amount of unrecognized tax benefits that will change in the next twelve months attributable to the anticipated settlement of examinations or statute closures will be in the range of $750 to $1,700. Of the total amount of unrecognized tax benefits of $1,758, approximately $1,620 would reduce the effective tax rate.

The Company’s U.S. federal income tax returns are open for examination from 2009 forward. State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective return. The impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. The Company has various state income tax returns in the process of examination, administrative appeals or litigation.

The Company recognizes accrued interest related to unrecognized tax benefits and penalties in income tax expense in the Consolidated Statements of Comprehensive Income (Loss). During the years ended December 31, 2013 and 2012, the Company recognized $(176) and $81 in net interest (benefit) expense, respectively. The Company had approximately $178 and $360 of accrued interest expense and penalties for December 31, 2013, and 2012, respectively.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2013	2012	2011

Balance at January 1	$2,093	$1,362	$4,249
Reductions related to settlements	--	(31)	--
Additions related to tax positions in current year	351	--	181
Additions related to tax positions in prior years	162	888	91
Reductions due to statute closures	(383)	(141)	(3,184)
Reductions for tax positions in prior years	(444)	--	--
Foreign currency translation	(21)	15	25

Balance at December 31	$1,758	$2,093	$1,362

Note 13 - Related Party Transactions

The Company leases land and a building from a related party. See Note 14 – Leases.

Note 14 - Leases

The Company leases land and a building in Des Plaines, Illinois from a related party. Total rent expense incurred under this operating lease was $585 in 2013, $585 in 2012, and $583 in 2011.

The Company leases various plant facilities and equipment under operating leases that cannot be cancelled and expire at various dates through September 2023. Some of the leases contain renewal options and leasehold improvement incentives. Leasehold improvement incentives received from landlords are deferred and recognized as a reduction of rent expense over the respective lease term. Rent expense is recorded on a straight-line basis, taking into consideration lessor incentives and scheduled rent increases. Total rent expense incurred under all operating leases was approximately $13,553, $14,376, and $13,325 for the years ended December 31, 2013, 2012 and 2011, respectively.

Future minimum payments under leases with terms of one year or more are as follows at December 31, 2013:

	Operating Leases
	Gross rents	Subleases	Net rents

2014	$14,127	$(1,418)	$12,709
2015	9,844	(641)	9,203
2016	7,630	(609)	7,021
2017	5,474	(429)	5,045
2018	2,903	(179)	2,724
Thereafter	4,455	--	4,455

	$44,433	$(3,276)	$41,157

Note 15 - Employee Benefit Plans

The Company has various defined contribution plans for the benefit of its employees. The Company’s 401(k) Plan, which covers mainly non-union employees in the United States, provides for a match of employee contributions based on the Company’s performance to a target of earnings before interest, taxes, depreciation and amortization. The matching contribution was 1.5 percent of compensation for 2013. Contributions to the plans were $1,027, $1,432, and $1,743 in 2013, 2012 and 2011, respectively. In addition, the Company’s European subsidiaries contributed $898, $897 and $816 to several defined-contribution plans for their employees in 2013, 2012 and 2011, respectively. The Company also maintains a defined benefit pension plan covering employees at its Brandimage French subsidiary and has recorded a liability of $1,128 and $867, as of December 31, 2013, and December 31, 2012,  respectively, for this plan.

The Company established an employee stock purchase plan on January 1, 1999 that permits employees to purchase common shares of the Company through payroll deductions. The number of shares issued for this plan was 28 in 2013, 33 in 2012, and 33 in 2011. The shares were issued at a 5 percent discount from the end-of-quarter closing market price of the Company’s common stock. The discount from market value was $19, $21 and $23 in 2013, 2012 and 2011, respectively.

The Company also has a non-qualified income deferral plan for which certain highly-compensated employees are eligible. The plan allows eligible employees to defer a portion of their compensation until retirement or separation from the Company. The plan is unfunded and is an unsecured liability of the Company. The Company’s liability under the plan was $1,697 and $1,591 at December 31, 2013 and December 31, 2012, respectively, and is included in Other long-term liabilities on the Consolidated Balance Sheets.

The Company has a deferred compensation agreement with the Chairman of the Board of Directors dated June 1, 1983 which was ratified and included in a restated employment agreement dated October 1, 1994. The agreement provides for deferred compensation for 10 years equal to 50 percent of final salary and was modified on March 9, 1998 to determine a fixed salary level for purposes of this calculation. The Company has a deferred compensation liability equal to $815 at December 31, 2013 and December 31, 2012 which is included in Other long-term liabilities on the Consolidated Balance Sheets. The liability was calculated using the net present value of ten annual payments at a 6 percent discount rate assuming, for calculation purposes only, that payments begin one year from the balance sheet date.

The Company has collective bargaining agreements with production employees representing approximately 7 percent of its workforce. The significant contracts are with local units of the Graphic Communications Conference of the International Brotherhood of Teamsters, the Communications, Energy & Paperworkers Union of Canada and the GPMU union in the UK and expire in 2014 through 2017. The percentage of employees covered by contracts expiring within one year is approximately 2 percent.

The Company is required to contribute to certain union sponsored defined benefit pension plans under various labor contracts covering union employees. Pension expense related to the union plans, which is determined based upon payroll data, was approximately $602, $813 and $912 in 2013, 2012 and 2011, respectively. See Note 20 - Multiemployer Pension Plans for additional information.

Note 16 - Stock Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

2006 Long-Term Incentive Plan

Effective May 17, 2006, the Company’s stockholders approved the Schawk Inc. 2006 Long-Term Incentive Plan (“2006 Plan”). The 2006 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards and other cash and stock-based awards to officers, other employees and directors of the Company. Options and stock appreciation rights granted under the plan have an exercise price equal to the market price of the underlying stock at the date of grant and are exercisable for a period of ten years from the date of grant. Options and stock appreciation rights granted pursuant to the 2006 Plan vest over a three-year period. The total number of shares of common stock available for issuance under the 2006 Plan is 1,377 as of December 31, 2013.
 The equity compensation grants made by the Company during 2013, with the exception of non-qualified stock options granted to its outside directors, were in the form of stock-settled stock appreciation rights and restricted stock units, rather than stock options and shares of restricted stock, as had been granted in prior periods.

The Company issued 176, 130 and 111 stock options or stock appreciation rights, as well as 145, 149 and 126 restricted shares or restricted stock units, during the years ended December 31, 2013, 2012 and 2011, respectively, under the 2006 Plan.

Options and Stock Appreciation Rights

The Company has granted stock options and stock-settled stock appreciation rights under several stock-based compensation plans. The Company’s 2003 Equity Option Plan provides for the granting of options and stock appreciation rights to purchase up to 6,452 shares of Class A common stock to key employees. The Company also adopted an Outside Directors’ Formula Stock Option Plan authorizing unlimited grants of options to purchase shares of Class A common stock to outside directors. Options granted under both plans have an exercise price equal to the market price of the underlying stock at the date of grant and are exercisable for a period of ten years from the date of grant. Options and stock appreciation rights granted pursuant to the 2003 Equity Option Plan vest over a three-year period. Options granted pursuant to the Outside Directors Stock Option Plan vest over a two-year period. The Company issues new shares of its Class A common stock for option and stock appreciation rights exercises.

The Company issued 15, 17 and 15 stock options during 2013, 2012 and 2011, respectively, to its directors under the Outside Directors Stock Option Plan.

The Company recorded $692, $780 and $888 of compensation expense relating to outstanding options and stock appreciation rights during the years ended December 31, 2013, 2012, and 2011, respectively.

The Company records compensation expense for employee stock options and stock appreciation rights based on the estimated fair value of the options and stock appreciation rights on the date of grant using the Black-Scholes option-pricing model with the assumptions included in the table below. The Company uses historical data among other factors to estimate the expected price volatility, the expected option life and the expected forfeiture rate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option.

The following assumptions were used to estimate the fair value of options and stock appreciation rights granted during the years ended December 31, 2013, 2012 and 2011 using the Black-Scholes option pricing model:

	2013		2012		2011

Expected dividend yield	2.78 - 2.84%		2.73%		1.57 - 2.66%
Expected stock price volatility	54.61 - 56.36%		53.52 - 57.19%		48.80 - 53.21%
Risk-free interest rate range	1.26 - 1.68%		1.24 - 1.33%		1.33 - 2.84%
Weighted-average expected life	6.47 - 7.59	years	6.21 - 7.70	years	6.28 - 7.63	years
Forfeiture rate	1.00 - 2.50%		1.00 - 3.00%		1.00 - 3.00%
Total fair value of grants	$908		$727		$995

The following table summarizes the Company’s activities with respect to its stock options and stock appreciation rights for 2013, 2012 and 2011 (in thousands, except price per share and contractual term):

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Term	Aggregate Intrinsic Value

Outstanding December 31, 2010	2,054	$13.77	4.85	$13,978
Granted	126	$17.62
Exercised	(121)	$9.27
Cancelled	(1)	$8.90
Outstanding December 31, 2011	2,058	$14.28	3.94	$1,496
Granted	147	$12.00
Exercised	(272)	$9.39
Cancelled	(113)	$9.98
Outstanding December 31, 2012	1,820	$15.08	3.71	$1,520
Granted	191	$11.29
Exercised	(164)	$10.18
Cancelled	(316)	$16.51
Outstanding December 31, 2013	1,531	$14.89	4.26	$2,369
Vested at December 31, 2013	1,204	$15.63
Exercisable at December 31, 2013	1,204	$15.63	3.03	$1,378

The weighted-average grant-date fair value of options and stock appreciation rights granted during the years ended December 31, 2013, 2012 and 2011 was $4.75, $4.95 and $7.90, respectively. The total intrinsic value for options exercised during the years ended December 31, 2013, 2012 and 2011, respectively, was $484, $988 and $908.

Cash received from option exercises under all plans for the years ended December 31, 2013, 2012 and 2011 was approximately $1,618, $2,681 and $1,073, respectively. The actual tax benefit realized for the tax deductions from option exercises under all plans totaled approximately $247, $244 and $293, respectively, for the years ended December 31, 2013, 2012 and 2011.

The following table summarizes information concerning outstanding and exercisable options and stock appreciation rights at December 31, 2013:

	Outstanding			Exercisable
Range of exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price

$6.20-$8.26	116	5.3	$6.96	116	$6.96
8.26-10.33	53	9.3	$10.02	--	$--
10.33-12.39	255	8.7	$11.58	43	$11.72
12.39-14.45	353	1.8	$13.86	337	$13.90
14.45-16.52	165	5.2	$15.82	147	$15.90
16.52-18.58	213	4.3	$18.09	194	$18.08
18.58-20.65	361	2.0	$18.93	352	$18.93
20.65-21.08	15	5.8	$21.04	15	$21.04

	1,531			1,204

As of December 31, 2013, 2012 and 2011 there was $986, $880 and $959, respectively, of total unrecognized compensation cost related to nonvested options and stock appreciation rights outstanding. That cost is expected to be recognized over a weighted average period of approximately 1.9 years. A summary of the Company’s nonvested option and stock appreciation rights activity for the years ended December 31, 2013, 2012 and 2011 is as follows (in thousands, except price per share and contractual term):

	Number of Shares	Weighted Average Grant Date Fair Value Per Share

Nonvested at January 1, 2011	320	$4.93
Granted	126	$7.90
Vested	(185)	$4.95
Nonvested at December 31, 2011	261	$6.35
Granted	147	$4.95
Vested	(152)	$5.36
Forfeited	(4)	$5.60
Nonvested at December 31, 2012	252	$6.12
Granted	191	$4.75
Vested	(108)	$6.60
Forfeited	(8)	$7.82

Nonvested at December 31, 2013	327	$5.11

Restricted Stock and Restricted Stock Units

As discussed above, the Company’s 2006 Long-Term Incentive Plan provides for the grant of various types of stock-based awards, including restricted shares and restricted stock units. Restricted shares and restricted stock units are valued at the price of the common stock on the date of grant and vest at the end of a three-year period. For restricted shares, during the vesting period, the participant has the rights of a shareholder in terms of voting and dividend rights but is restricted from transferring the shares. Holders of restricted stock units do not have voting rights but are entitled to dividend equivalent payments. The expense for both types of grants is recorded on a straight-line basis over the vesting period.

The Company recorded $952, $2,349 and $1,210 of compensation expense relating to restricted stock and restricted stock units during years ended December 31, 2013, 2012 and 2011, respectively. The expense in 2012 reflects an increase in the level of grants and increased expense attributable to retirement-age vesting provisions.

A summary of the restricted share and restricted stock unit activity for the years ended December 31, 2013, 2012 and 2011 is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value per share

Outstanding at January 1, 2011	276	$10.90
Granted	126	$15.86
Vested – restriction lapsed	(59)	$15.90
Outstanding at December 31, 2011	343	$11.86
Granted	149	$11.84
Vested – restriction lapsed	(136)	$6.94
Outstanding at December 31, 2012	356	$13.72
Granted	145	$11.15
Vested – restriction lapsed	(81)	$13.88
Forfeited	(30)	$13.00

Outstanding at December 31, 2013	390	$12.81

As of December 31, 2013, 2012 and 2011, there was $1,699, $1,438 and $1,984, respectively, of total unrecognized compensation cost related to the outstanding restricted shares and restricted stock units that will be recognized over a weighted average period of approximately 1.9 years.

Employee Stock-based Compensation Expense

The Company recorded $1,644, $3,129 and $2,098 for stock-based compensation during years ended December 31, 2013, 2012 and 2011, respectively. The expense is included in selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss). There were no amounts related to employee stock-based compensation capitalized as assets during the three years ended December 31, 2013.

Note 17 - Earnings Per Share

Basic earnings (loss) per share from continuing operations, discontinued operations and from net income (loss) per common share are computed by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss), respectively, by the weighted average shares outstanding for the period. Diluted earnings (loss) per share from continuing operations, discontinued operations and from net income (loss) per common share are computed by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss), respectively, by the weighted average number of common shares, including common stock equivalent shares (stock options and stock-settled stock appreciation rights) outstanding for the period. Certain share-based payment awards which entitle holders to receive non-forfeitable dividends before vesting are considered participating securities and are included in the calculation of basic earnings (loss) per share. There were no reconciling items to net income to arrive at income (loss) available to common stockholders.

The following table sets forth the number of common and common stock equivalent shares used in the computation of basic and diluted earnings (loss) per share:

	Years ended December 31,
	2013	2012	2011

Income (loss) from continuing operations	$13,218	$(23,618)	$19,412
Income (loss) from discontinued operations	(6,693)	202	1,199
Net income (loss)	$6,525	$(23,416)	$20,611

Weighted average shares-Basic	26,286	25,924	25,790
Effect of dilutive stock options	68	--	290
Weighted average shares-Diluted	26,354	25,924	26,080

Basic:
Income (loss) from continuing operations	$0.50	$(0.91)	$0.75
Income (loss) from discontinued operations	(0.25)	0.01	0.05
Net income (loss) per common share	$0.25	$(0.90)	$0.80

Diluted:
Income (loss) from continuing operations	$0.50	$(0.91)	$0.74
Income (loss) from discontinued operations	(0.25)	0.01	0.05
Net income (loss) per common share	$0.25	$(0.90)	$0.79

Since the Company was in a net loss position for the year ended December 31, 2012, there was no difference between the number of shares used to calculate basic and diluted loss per share for the year ended December 31, 2012. There were 121 potentially dilutive stock options not included in the diluted per share calculation because they would be anti-dilutive.

In addition, the following table presents the potentially dilutive outstanding stock options excluded from the computation of diluted earnings per share for each period because they would be anti-dilutive:

	Years ended December 31,
	2013	2012	2011

Anti-dilutive options	1,356	1,530	782
Exercise price range	$10.02 – 21.08	$11.71 – 21.08	$12.02 –21.08
Date of last option expiration	December 16, 2023	December 19, 2022	August 17, 2021

Note 18 - Segment and Geographic Reporting

The Company’s service offerings include brand development and brand deployment services related to four core competencies: graphic services, brand and package strategy and design, digital promotion and advertising, and software. Graphic services, brand strategy and design and digital promotion and advertising represented approximately 96 percent of the Company’s revenues in 2013, with software sales representing the remaining 4 percent. The nature of the Company’s core service offerings creates significant overlap across competencies such that it is impracticable to report revenues for each of its service offerings.

These services are provided to clients primarily in the consumer packaged goods, retail and life sciences markets. In 2013 and 2012, the Company’s largest client accounted for approximately $43,872, or 9.9 percent, and $35,739, or 8.1 percent, respectively, of its total revenues. In 2013 and 2012, the 10 largest clients in the aggregate accounted for 48.4 percent and 46.9 percent, respectively, of revenues. The Company’s services are provided with an employment force of approximately 3,600 employees worldwide, of which approximately 7 percent are production employees represented by labor unions. The percentage of employees covered by union contracts that expire within one year is approximately 2 percent.

The Company organizes and manages its operations primarily by geographic area and measures profit and loss of its segments based on operating income (loss). The accounting policies used to measure operating income of the segments are the same as those used to prepare the consolidated financial statements.

Accounting guidance requires that a public business enterprise report financial information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

The Company’s Americas segment includes all of the Company’s operations located in North and South America, including its operations in the United States, Canada, Mexico and Brazil, its U.S. branding and design capabilities and its U.S. digital solutions business. The Company’s Europe segment includes all operations located in Europe, including its European branding and design capabilities and its digital solutions business in London. The Company’s Asia Pacific segment includes all operations in Asia and Australia, including its Asia Pacific branding and design capabilities. The Company has determined that each of its operating segments is also a reportable segment.

Corporate consists of unallocated general and administrative activities and associated expenses, including executive, legal, finance, information technology, human resources and certain facility costs. In addition, certain costs and employee benefit plans are included in Corporate and not allocated to operating segments.

The Company has disclosed operating income (loss) as the primary measure of segment profitability.  This is the measure of profitability used by the Company’s CODM and is most consistent with the presentation of profitability reported within the consolidated financial statements.

The segment revenue disclosure for the years ended December 31, 2012 and December 31, 2011 have been reclassified to conform to the current presentation of segment revenue as presented for the year ended December 31, 2013. The Americas segment revenue and intersegment revenue elimination originally reported for the year ended December 31, 2012 and December 31, 2011, have been reduced by $30,051 and $25,859, respectively, to reflect the elimination of intra-segment revenue within the Americas segment.

Segment information relating to results of operations from continuing operations was as follows:

	2013	2012	2011
Net revenues:
Americas	$331,380	$333,494	$330,879
Europe	87,176	85,763	75,877
Asia Pacific	42,454	38,923	33,704
Intersegment revenue elimination	(18,370)	(16,898)	(13,039)

Total	$442,640	$441,282	$427,421

Operating segment income (loss):
Americas	$57,566	$10,523	$48,628
Europe	5,488	979	6,384
Asia Pacific	3,196	2,124	4,198
Corporate	(42,061)	(44,593)	(33,890)
Operating income (loss)	24,189	(30,967)	25,320
Interest expense, net	(4,069)	(3,523)	(5,211)

Income (loss) from continuing operations, before income taxes	$20,120	$(34,490)	$20,109

Depreciation and amortization expense:
Americas	$9,054	$9,406	$9,287
Europe	2,651	3,206	2,903
Asia Pacific	1,430	1,532	1,292
Corporate	5,001	3,272	2,849

Total	$18,136	$17,416	$16,331

The Corporate operating loss for 2013 includes $7,488 of business systems integration expense, related to the Company’s information technology and business process improvement initiative. In addition, the Corporate operating loss for 2013 includes a credit to income of approximately $518 for the reversal of a liability recorded in purchase accounting for a recent acquisition that is no longer needed due to statute expiration.

The Americas operating income for 2012 includes $31,683 of multiemployer pension withdrawal expense. The 2012 expense represents an estimated withdrawal liability recorded at December 31, 2012, pursuant to the Company’s decision to withdraw from the GCC/IBT National Pension Fund.

The Corporate operating loss for 2012 includes $12,086 of business systems integration expense, related to the Company’s information technology and business process improvement initiative.

The Corporate operating loss for 2011 includes $8,467 of business and systems integration expense, related to the Company’s information technology and business process improvement initiative, and $1,846 of multiemployer pension withdrawal expense. Partially offsetting the expense increases were credits to income of $3,320 for the reduction of contingent consideration payable related to a 2010 acquisition and $825 related to the reduction of an employment tax reserve for a 2008 acquisition.

Segment information related to total assets and expenditure for long-lived assets was as follows:
	2013	2012
Total Assets:
Americas (1)	$326,745	$359,014
Europe	57,119	54,746
Asia Pacific	24,813	27,193
Corporate	21,864	17,868

Total	$430,541	$458,821

(1)
Decrease in total assets for the Americas segment includes $8,444 for the sale of net assets of large-format printing operation, $7,210 for the write-off of goodwill and other intangible assets related to the large-format printing operation and $7,307 for the transfer of real estate related to the large-format printing operation to the Corporate segment.

	2013	2012	2011
Expenditures for long-lived assets:
Americas	$5,211	$5,648	$7,176
Europe	2,111	1,256	1,813
Asia Pacific	825	1,611	1,108
Corporate	5,030	9,615	14,546
Total	$13,177	$18,130	$24,643

Summary financial information by geographic location for 2013, 2012 and 2011 is as follows:

	United States	Canada	Europe	Other	Total

2013
Revenues	$292,215	$29,651	$84,963	$35,811	$442,640
Long-lived assets	$53,972	$2,013	$5,589	$5,651	$67,225

2012
Revenues	$293,600	$30,570	$83,857	$33,254	$441,282
Long-lived assets	$55,582	$1,812	$4,808	$5,152	$67,354

2011
Revenues	$294,118	$29,939	$74,741	$28,623	$427,421
Long-lived assets	$50,032	$2,335	$5,008	$5,463	$62,838

Sales are attributed to countries based on the point of origin of the sale. Approximately 9.9 percent of total revenues came from the Company’s largest single client for the year ended December 31, 2013.

Long-lived assets include property, plant and equipment assets stated at net book value and other non-current assets that are identified with the operations in each country.

Note 19 - Derivative Financial Instruments

Fair Value Hedge

In order to mitigate foreign exchange rate exposure, the Company entered into several forward contracts during 2011 and 2012. The forward contracts were designated as fair value hedges at inception. The derivative fair value gains or losses from these fair value hedges are recorded as a component of Foreign exchange loss in the Consolidated Statements of Comprehensive Income (Loss). The forward contracts are measured at fair value on a recurring basis and are classified as Level 2 inputs under the fair value hierarchy established in Note 1 – Significant Accounting Policies. In May 2012, the Company discontinued its foreign currency hedging program using forward contracts. There was no effect on earnings related to derivative instruments for the year ended December 31, 2013. The effect on earnings of the derivative instruments on the Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2012 and 2011 was a loss of $438 and $868, respectively.

Note 20 - Multiemployer Pension Plans

The Company has participated in the Graphic Communications Conference International Brotherhood of Teamsters National Pension Fund (“NPF”), formerly known as the Graphic Communications Conference International Brotherhood of Teamsters Supplemental Retirement and Disability Fund (“SRDF”), pursuant to collective bargaining agreements at eight locations. In the fourth quarter of 2012, the Company’s Board of Directors executed a resolution to authorize management to enter into good faith negotiations with the local bargaining units to effect a complete withdrawal from the NPF. The negotiations with the local bargaining units continued during 2013, with negotiations for withdrawal completed with all but one bargaining unit by year-end. The decision to exit the NPF was made in order to mitigate potentially greater financial exposure to the Company in the future under the plan, which is significantly underfunded, and to facilitate the consideration of future changes to the Company’s operations in the United States. A withdrawal liability should be recorded if circumstances that give rise to an obligation become probable and estimable. Management concluded that a complete withdrawal from the NPF was both probable and estimable, subject to the Company’s good faith bargaining obligations. Based on an analysis prepared by an independent actuary, the Company recorded an estimated liability for its withdrawal from the NPF of $31,683, which was the present value of the estimated future payments required for withdrawal. The payments are expected to total approximately $41,186, payable $2,059 per year over a 20 year period, with the payments expected to commence on or about May 1, 2014. These payments were discounted at a risk free rate of 2.54 percent. Even after the Company has withdrawn from the plan, if a plan termination or mass withdrawal occurs, the Company’s withdrawal liability may be larger than it is currently estimated. The Company believes the likelihood of a plan termination or mass withdrawal occurring within the next few years to be remote.

The expense of $31,683 associated with the pension withdrawal liability is reflected in Multiemployer pension withdrawal expense for the year ended December 31, 2012 on the Consolidated Statements of Comprehensive Income (Loss). During 2013, the company accreted $833 of the present value discount resulting in an estimated liability of $32,516 at December 31, 2013, which is included on the Consolidated Balance Sheets at December 31, 2013 as follows: $1,261 in Accrued expenses and $31,255 in Other long-term liabilities. The expense associated with the accretion of the present value discount is reflected in Interest expense on the Consolidated Statements of Comprehensive Income (Loss).

The Company previously participated in the San Francisco Lithographers Pension Trust (“SF LPT”) pursuant to collective bargaining agreements with the Teamsters Local 853. Effective June 30, 2011, the Company decided to terminate participation in the SF LPT and provided notification that it would no longer be making contributions to the plan. The Company’s decision triggered a withdrawal liability. The Company recorded an estimated liability of $1,846 as of June 30, 2011 to reflect this obligation. The expense associated with the pension withdrawal liability is reflected in Multiemployer pension withdrawal expense (income) for the year ended December 31, 2011 on the Consolidated Statements of Comprehensive Income (Loss). The Company made a payments totaling $1,643 during 2012 to settle the liability in full. The $203 reduction from the initial liability of $1,846 is recorded as a credit to Multiemployer pension withdrawal expense for the year ended December 31, 2012 on the Consolidated Statements of Comprehensive Income (Loss).

The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.
If the Company chooses to stop participating in one of its multiemployer plans, it may be required to pay the plan an amount based on the underfunded status of the plan, referred to as withdrawal liability.

The Company’s participation in these plans for the annual period ended December 31, 2013, is outlined in the table below. The “EIN/Pension Plan Number” row provides the Employee Identification Number (“EIN”) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act (“PPA”) zone status available in 2013 and 2012 is for the plan’s year-end at April 30, 2013 and April 30, 2012, respectively, if applicable. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The “FIP/RP Status Pending/implemented” row indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. The last row lists the expiration dates of the collective-bargaining agreements to which the plans are subject. There have been no significant changes, affecting period-to-period comparability of contributions, to the number of employees covered by the Company’s multiemployer plans from 2011 to 2013.

Pension Fund	Graphic Communications Conference International Brotherhood of Teamsters National Pension Fund	CEP Multi-Employer Pension Plan

Country	United States of America	Canada
EIN/Pension Plan Number	52-6118568-001	RN 0542696
Pension Protection Act Zone Status:
2013	Red	At least 80% funded
2012	Red	At least 80% funded
FIP/RP Status Pending/Implemented	Yes	N/A
Contributions of Schawk, Inc.:
2013	$527	$76
2012	$686	$85
2011	$844	$85
Surcharge Imposed	No	No
Expiration Dates of Collective- Bargaining Agreements	N/A	May 1, 2014

The Company’s contributions did not represent more than five percent of total contributions to the NPF as indicated in the NPF’s Form 5500 for the plan year ending April 30, 2012 (the Plan’s most recently available annual report). Based on preliminary information, it is anticipated the Company’s contributions will not represent more than five percent of total contributions to the NPF for the plan year ending April 30, 2013.

Note 21 - Quarterly Financial Data (unaudited)

Schawk, Inc maintains its financial records on the basis of a fiscal year ending December 31. The unaudited quarterly data for 2013 and 2012 is presented below:

Year 2013	March 31, 2013 (1)
(in thousands, except per share amounts)	Previously Reported	Reclassified

Net revenues	$111,003	$107,158

Operating expenses:
Cost of services (excluding depreciation and amortization)	73,052	68,106
Selling, general and administrative expenses (excluding depreciation and amortization)	33,281	30,521
Depreciation and amortization	--	4,096
Business and systems integration expenses	2,658	2,658
Acquisition integration and restructuring expenses	247	243
Impairment of long-lived assets	36	36
Foreign exchange gain	(242)	(242)
Operating income	1,971	1,740

Other income (expense):
Interest income	26	26
Interest expense	(1,095)	(1,095)

Income from continuing operations before
income taxes	902	671
Income tax benefit	(553)	(651)
Income from continuing operations	1,455	1,322
Income from discontinued operations, net of tax	--	133
Net income	$1,455	$1,455

Earnings per share:
Basic:
Income from continuing operations	$0.06	$0.05
Income from discontinued operations	--	0.01
Net income per common share	$0.06	$0.06

Diluted
Income from continuing operations	$0.06	$0.05
Income from discontinued operations	--	0.01
Net income per common share	$0.06	$0.06

(1)
In the second quarter of 2013, the Company reclassified the Consolidated Statements of Comprehensive Income (Loss) to disaggregate the discontinued operations related to the sale of its large format printing operation, which was sold on July 3, 2013. In addition, in the second quarter of 2013, the Company changed the presentation of certain expense items on the Consolidated Statements of Comprehensive Income (Loss). The Company previously presented cost of goods sold with a sub-total for gross profit; however, in order to be consistent with how management views the business, production expenses are now presented as cost of services and the gross profit sub-total has been eliminated. In addition, depreciation and amortization is now excluded from and presented separately for both cost of services and selling, general and administrative expenses. Accordingly, in this Form 10-K, the financial data for quarters which have not previously been reported have been reclassified to conform with the current presentation regarding discontinued operations and the revised expense format.

Year 2013	Quarters ended
	June 30,	September 30,	December 31,
(in thousands, except per share amounts)	2013	2013	2013 (2)

Net revenues	$110,510	$110,692	$114,280

Operating expenses:
Cost of services (excluding depreciation and amortization)	66,569	67,872	68,012
Selling, general and administrative expenses (excluding depreciation and amortization)	30,245	29,448	28,492
Depreciation and amortization	4,680	4,782	4,578
Business and systems integration expenses	1,683	1,992	1,155
Acquisition integration and restructuring expenses	311	674	546
Impairment of long-lived assets	466	--	--
Foreign exchange loss	734	132	662
Operating income	5,822	5,792	10,835

Other income (expense):
Interest income	21	108	100
Interest expense	(1,135)	(1,073)	(1,021)

Income from continuing operations before
income taxes	4,708	4,827	9,914
Income tax provision	2,104	1,291	4,158
Income from continuing operations	2,604	3,536	5,756
Loss from discontinued operations, net of tax	(6,738)	(3)	(85)
Net income (loss)	$(4,134)	$3,533	$5,671

Earnings (loss) per share:
Basic:
Income from continuing operations	$0.10	$0.13	$0.22
Loss from discontinued operations	(0.26)	--	--
Net income (loss) per common share	$(0.16)	$0.13	$0.22

Diluted
Income from continuing operations	$0.10	$0.13	$0.22
Loss from discontinued operations	(0.26)	--	(0.01)
Net income (loss) per common share	$(0.16)	$0.13	$0.21

(2) Results for the fourth quarter of 2013 were favorably impacted by a credit to income of approximately $518 for the reversal of a liability recorded in purchase accounting for a recent acquisition that is no longer needed due to statute expiration in the current quarter, and a credit to income of approximately $425 for net reserve reductions at certain of the Company’s vacant leased properties, for which a change in circumstances in the current quarter required a revision in the estimate of future expenses related to the leases. In addition, results in the current quarter were favorably impacted by a credit to income of approximately $736 for the correction on an error in the valuation of unbilled services that was immaterial to all prior periods presented.

Year 2012	March 31, 2012 (3)
(in thousands, except per share amounts)	Previously Reported	Reclassified

Net revenues	$112,750	$107,387

Operating expenses:
Cost of services (excluding depreciation and amortization)	75,750	69,676
Selling, general and administrative expenses (excluding depreciation and amortization)	33,862	30,279
Depreciation and amortization	--	4,349
Business and systems integration expenses	3,170	3,170
Acquisition integration and restructuring expenses	1,084	1,062
Foreign exchange loss	470	470
Operating loss	(1,586)	(1,619)

Other income (expense):
Interest income	16	16
Interest expense	(842)	(842)

Loss from continuing operations before
income taxes	(2,412)	(2,445)
Income tax benefit	(805)	(818)
Loss from continuing operations	(1,607)	(1,627)
Income from discontinued operations, net of tax	--	20
Net loss	$(1,607)	$(1,607)

Earnings (loss) per share:
Basic:
Loss from continuing operations	$(0.06)	$(0.06)
Income from discontinued operations	--	--
Net loss per common share	$(0.06)	$(0.06)

Diluted
Loss from continuing operations	$(0.06)	$(0.06)
Income from discontinued operations	--	--
Net loss per common share	$(0.06)	$(0.06)

(3) In the second quarter of 2013, the Company reclassified the Consolidated Statements of Comprehensive Income (Loss) to
 disaggregate the discontinued operations related to the sale of its large format printing operation, which was sold on July 3, 2013. In addition, in the second quarter of 2013, the Company changed the presentation of certain expense items on the Consolidated Statements of Comprehensive Income (Loss). The Company previously presented cost of goods sold with a sub-total for gross profit; however, in order to be consistent with how management views the business, production expenses are now presented as cost of services and the gross profit sub-total has been eliminated. In addition, depreciation and amortization is now excluded from and presented separately for both cost of services and selling, general and administrative expenses. Accordingly, in this Form 10-K, the financial data for quarters which have not previously been reported have been reclassified to conform with the current presentation regarding discontinued operations and the revised expense format.

Year 2012	Quarters ended
(in thousands, except per share amounts)	June 30, 2012	September 30, 2012

Net revenues	$110,760	$106,009

Operating expenses:
Cost of services (excluding depreciation and amortization)	70,151	65,829
Selling, general and administrative expenses (excluding depreciation and amortization)	30,548	29,347
Depreciation and amortization	4,451	4,171
Multiemployer pension withdrawal income	--	(203)
Business and systems integration expenses	4,292	2,997
Acquisition integration and restructuring expenses	2,416	1,218
Impairment of long-lived assets	--	4,281
Foreign exchange loss (gain)	90	(12)
Operating loss	(1,188)	(1,619)

Other income (expense):
Interest income	9	57
Interest expense	(917)	(917)

Loss from continuing operations before
income taxes	(2,096)	(2,479)
Income tax benefit	(513)	(184)
Loss from continuing operations	(1,583)	(2,295)
Income from discontinued operations, net of tax	87	82

Net loss	$(1,496)	$(2,213)

Earnings (loss) per share:
Basic:
Loss from continuing operations	$(0.06)	$(0.09)
Income from discontinued operations	--	--
Net loss per common share	$(0.06)	$(0.09)

Diluted:
Loss from continuing operations	$(0.06)	$(0.09)
Income from discontinued operations	--	--
Net loss per common share	$(0.06)	$(0.09)

Year 2012	December 31, 2012 (4) (5)
(in thousands, except per share amounts)	Previously Reported	Reclassified

Net revenues	$120,880	$117,126

Operating expenses:
Cost of services (excluding depreciation and amortization)	79,764	74,245
Selling, general and administrative expenses (excluding depreciation and amortization)	32,380	29,832
Depreciation and amortization	--	4,445
Multiemployer pension withdrawal expense	31,683	31,683
Business and systems integration expenses	1,627	1,627
Acquisition integration and restructuring expenses	596	560
Impairment of long-lived assets	75	--
Foreign exchange loss	1,275	1,275
Operating loss	(26,520)	(26,541)

Other income (expense):
Interest income	47	47
Interest expense	(976)	(976)

Loss from continuing operations before
income taxes	(27,449)	(27,470)
Income tax benefit	(9,349)	(9,357)
Loss from continuing operations	(18,100)	(18,113)
Income from discontinued operations, net of tax	--	13
Net loss	$(18,100)	$(18,100)

Earnings (loss) per share:
Basic:
Loss from continuing operations	$(0.69)	$(0.69)
Income from discontinued operations	--	--
Net loss per common share	$(0.69)	$(0.69)

Diluted
Income (loss) from continuing operations	$(0.69)	$(0.69)
Income (loss) from discontinued operations	--	--
Net income (loss) per common share	$(0.69)	$(0.69)

(4) In the second quarter of 2013, the Company reclassified the Consolidated Statements of Comprehensive Income (Loss) to
 disaggregate the discontinued operations related to the sale of its large format printing operation, which was sold on July 3, 2013. In addition, in the second quarter of 2013, the Company changed the presentation of certain expense items on the Consolidated Statements of Comprehensive Income (Loss). The Company previously presented cost of goods sold with a sub-total for gross profit; however, in order to be consistent with how management views the business, production expenses are now presented as cost of services and the gross profit sub-total has been eliminated. In addition, depreciation and amortization is now excluded from and presented separately for both cost of services and selling, general and administrative expenses. Accordingly, in this Form 10-K, the financial data for quarters which have not previously been reported have been reclassified to conform with the current presentation regarding discontinued operations and the revised expense format.

(5) Results for the fourth quarter of 2012 were unfavorably impacted by the Company’s decision to withdraw from the Graphic Communications Conference International Brotherhood of Teamsters National Pension Fund. An estimated withdrawal liability of $31,683 was recorded in the fourth quarter of 2012.